UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 9, 2013, EnteroMedics Inc. (the “Company”) entered into a First Amendment (the “First Amendment”) to the Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank (“SVB”). The First Amendment eliminates the financial covenants that require the Company to generate certain minimum amounts of revenue from the sale of its Maestro System and to implant certain minimum numbers of Maestro Systems during cumulative quarterly measurement periods beginning with the period ended March 31, 2013 and ending with the period ending June 30, 2015. It also removes SVB’s ability to require the Company to maintain a restricted cash balance of $7.5 million in an SVB account as a result of the Company not meeting the predefined primary efficacy measures of the ReCharge trial. The First Amendment adds two new financial covenants, one of which requires the Company to receive cumulative aggregate net proceeds of at least $5.0 million by November 15, 2013 and $10.0 million by April 15, 2014 from new capital transactions. The amount required will adjust up or down based on the Company’s actual cash position compared to its financial plan. The second financial covenant requires the Company to maintain a liquidity ratio (unrestricted cash divided by outstanding debt) of at least 1.25:1.00 until it receives FDA approval for the Maestro Rechargeable System at which point it will be reduced to 0.75:1.00. The First Amendment does not change the interest rate or the amortization structure. The Company will pay SVB a 2.0% success fee in the event the Company receives FDA approval for the Maestro Rechargeable System.

The foregoing summary of the Loan Agreement and the First Amendment is qualified in its entirety by reference to the full text of the Loan Agreement, a copy of which is filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q/A filed on August 3, 2012 and the full text of the First Amendment, a copy of which was filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed on May 10, 2013, each of which is incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 8, 2013, the Company held its 2013 Annual Meeting of Stockholders (the “Annual Meeting”) at the offices of Dorsey & Whitney LLP in Minneapolis, Minnesota. Mark B. Knudson, Ph.D., President, Chief Executive Officer and Chairman of the Board of Directors of the Company, presided. At the Annual Meeting, the Company’s stockholders approved each of the following proposals set forth in the Company’s Definitive Proxy Statement on Schedule 14A, which was filed with the Securities and Exchange Commission and mailed to stockholders on April 3, 2013 (the “2013 Proxy Statement”):

Proposal 1:

The Company’s stockholders elected three Class III directors to hold office until the 2016 Annual Meeting and until the director’s successor is elected and qualified, or, if sooner, until the director’s death, resignation or removal.

Based on the following results of voting, each of the Class III directors was re-elected:

Name	Votes For	Votes Withheld	Abstentions	Broker Non-Votes
Mark B. Knudson, Ph.D.	34,211,333	206,287	—	13,264,939
Catherine Friedman	34,225,766	191,854	—	13,264,939
Nicholas L. Teti, Jr.	31,829,602	2,588,018	—	13,264,939

Proposal 2:

The Company’s Stockholders voted on a non-binding advisory resolution approving the compensation of the Company’s Named Executive Officers, as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
29,060,109	5,267,466	90,045	13,264,939

Proposal 3:

The Company’s Stockholders voted on a non-binding advisory vote regarding the frequency of the advisory vote on the compensation of the Company’s Named Executive Officers, as set forth below:

1 Year	2 Years	3 Years	Abstentions	Broker Non-Votes
23,969,850	300,545	10,061,706	85,519	13,264,939

A majority of the Company’s Stockholders selected one year as the frequency for the non-binding advisory vote on the compensation of the Company’s Named Executive Officers. The Company has decided to adopt one year as the frequency for the non-binding advisory vote on the compensation of the Company’s Named Executive Officers until the next stockholder vote on the frequency of the advisory vote on the compensation of the Company’s Named Executive Officers is required.

Proposal 4:

The Company’s stockholders ratified the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year ending December 31, 2013, as set forth below:

Votes For	Votes Against	Abstentions	Broker Non-Votes
47,575,218	46,335	61,006	—

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President, Chief Financial Officer and Chief Operating Officer

Date: May 14, 2013